Exhibit 99.1

EMPLOYMENT AGREEMENT EXTENSION

THIS EMPLOYMENT AGREEMENT EXTENSION (the “Extension”) is entered into as of the 17th day of April, 2008 (the “Effective Date”), by and between Tower Financial Corporation, an Indiana corporation (the “Company”) and Michael D. Cahill, a resident of Allen County, Indiana (the “Employee”).

WHEREAS, the Company wishes to extend the original employment agreement (the “Original Agreement”) dated, August 23, 2006 for an additional two year term, under the same terms and conditions as the Original Agreement.

WHEREAS, the Employee wishes to be employed by the Company for the extended two year term, under the same terms and conditions as the Original Agreement dated August 23, 2006.

NOW, THEREFORE, for and in consideration of the foregoing recitals and of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.           Term.  The term of the original agreement shall continue in full force and effect through and including June 30, 2010.

2.           Release.  In order to receive (A) the discretionary bonus in Paragraph 6 (d) (ii) or, (B) any benefits described in Paragraph 6 (e) that are in addition to what Employee would otherwise be entitled by law, Employee agrees to execute (and not thereafter revoke within the time permitted by law) a valid and enforceable full release and waiver of claims prepared by the Company’s counsel.

3.           Continuation of Agreement.  All the remaining terms and conditions of the Original Agreement not in conflict with this agreement shall remain in full force and effect for the Term.

IN WITNESS WHEREOF, the parties have executed this Extension as of the date first above written and agree that the effective date of the extension will be at the end of the expiration date of the original term, July 1, 2008.

TOWER FINANCIAL CORPORATION

By:	/s/Michael Gouloff	By:	/s/ Michael D. Cahill

Its:	Chair, Compensation Committee

Date:	April 17, 2008	Date:	April 17, 2008